
                              TOTAL SYSTEM SERVICES, INC.
                    Statement re Computation of Per Share Earnings


The following computations set forth the calculations of primary and fully diluted earnings per share for the quarters ended March 31, 1996 and 1995:
                          Quarters ended               Quarters ended
                          March 31, 1996               March 31, 1995
                        --------------------         -------------------
                                      Fully                       Fully
                        Primary      Diluted         Primary    Diluted
                        Earnings     Earnings        Earnings   Earnings
                        Per Share    Per Share       Per Share  Per Share
Net income            $ 5,969,214  $ 5,969,214     $ 4,783,519 $ 4,783,519
                       ==========   ==========      ==========  ==========

Weighted average
 number of common
 shares               129,281,960  129,281,960     129,262,588 129,262,588

Net increase due to
 assumed issuance of
 shares related to
 stock options
 outstanding              152,178      162,616         127,364     127,364

Increase due to
 contingently issuable
 shares associated
 with an acquisition           --           --          38,868     38,868
                      -----------  -----------     ----------- ----------

Adjusted weighted
 average number of
 common and common
 equivalent shares
 outstanding          129,434,138  129,444,576     129,428,820 129,428,820
                      ===========  ===========     =========== ===========

Net income per
 common and common
 equivalent share    $        .05 $        .05    $        .04 $       .04
                      ===========  ===========     ===========  ==========

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